Exhibit 99.1

Company Contact:	Deborah Merrill
(864)232-5200 x 6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.	Tom Filandro/Caitlin Morahan
(203)682-8200
Investors:	Tom.Filandro@icrinc.com Caitlin.Morahan@icrinc.com
Media:	Jessica Liddell
(203)682-8208
DLAPR@irinc.com

Delta Apparel Updates Preliminary Fourth Quarter and Full Year Results

Sales and Profitability Performance Exceeds Original Expectations

GREENVILLE, SC – November 8, 2019 (GLOBE NEWSWIRE) – Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today updated its previously announced preliminary results for the 2019 fourth quarter and fiscal year ended September 28, 2019.

The Company now anticipates overall net sales for the fourth quarter of its 2019 fiscal year to be up 16.2% to $108.0 million from $92.9 million in the prior year period. This compares to the Company’s preliminary expectation for overall net sales of $104 to $106 million for the fourth quarter. The Company also expects to report fourth quarter earnings per diluted share within a range of $0.46 to $0.49 compared to $0.43 in the prior year period.

For the full year, the Company expects overall net sales of $431.7 million, exceeding its prior preliminary expectation of $428 to $430 million and well above overall net sales of $395.5 million in the prior year. The Company also expects to report full year earnings per diluted share within a range of $1.13 to $1.16.  Adjusting for the $0.31 per diluted share expense the Company took in its first fiscal quarter related to litigation surrounding a 2016 bankruptcy of a significant customer and the $0.10 per diluted share benefit arising in the Company’s third quarter from a favorable settlement of a commercial litigation matter, the adjusted earnings are expected to be in the range of $1.34 to $1.37 per diluted share.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “We are extremely pleased to see our sales come in above expectations and our strong overall performance for both the quarter and full year.  We achieved positive top-line growth during the quarter across all of our businesses and both of our segments closed out the year with sales growth.  Our gross margins expanded sequentially through the year, and we leveraged our growth to deliver solid profitability for our shareholders.”

Mr. Humphreys added, “We see a variety of strategic growth opportunities across our business and our team remains focused on the initiatives we have in place to take advantage of them. In addition to the accelerating momentum in our DTG2Go and Salt Life businesses, we are excited to announce our plans to launch a full-service, vertical distributor model in our Activewear business in 2020.  This will include a broad offering of nationally-recognized branded products comprised of polos, outerwear, headwear and accessories.  We believe this additional go-to-market strategy can become a game-changer for us and for our shareholders as it grows over time, and we look forward to discussing it in more detail on our earnings call later this month.”

Fourth Quarter and Full Year Fiscal 2019 Results on November 21, 2019

Final and complete financial results for the fiscal year 2019 fourth quarter and full year ended September 28, 2019, will be released after the market close on November 21, 2019.  At 4:30 p.m. ET on that day, the Company will also hold a conference call with senior management to discuss its financial results and business outlook.  The Company invites you to join the call by dialing 1-800-458-4121.  If calling from outside the United States, please dial 1-323-794-2093.  A live webcast of the conference call will be available at www.deltaapparelinc.com.  Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through December 21, 2019.  To access the telephone replay, participants should dial toll-free 1-844-512-2921.  International callers can dial 1-412-317-6671.  The access code for the replay is 6600025.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC, and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of core activewear and lifestyle apparel and related accessory products.  The Company sells casual and athletic products through a variety of distribution channels and distribution tiers, including department stores, mid and mass channels, e-retailers, sporting goods and outdoor retailers, independent and specialty stores, and the U.S. military.   The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com.  The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,300 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices and availability; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.